As filed with the Securities and Exchange Commission on July 22, 1997

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933


                      NITINOL MEDICAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

      DELAWARE                                      95-4090463
--------------------------------------------------------------------------------

(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

             27 WORMWOOD STREET, BOSTON, MASSACHUSETTS  02210-1625
--------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip code)


                            1994 STOCK OPTION PLAN
                            1996 STOCK OPTION PLAN
               1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                       1997 EMPLOYEE STOCK PURCHASE PLAN
                          NONSTATUTORY STOCK OPTIONS
--------------------------------------------------------------------------------
                           (Full title of the plans)

                                THOMAS M. TULLY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       NITINOL MEDICAL TECHNOLOGIES, INC.
             27 WORMWOOD STREET, BOSTON, MASSACHUSETTS  02210-1625
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                 (617) 737-0930
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                                   Copies to:
                                   ---------


         THEODORE I. PINCUS                            STEVEN D. SINGER, ESQ.
 NITINOL MEDICAL TECHNOLOGIES, INC.                      HALE AND DORR LLP
         27 WORMWOOD STREET                               60 STATE STREET
 BOSTON, MASSACHUSETTS  02210-1625                  BOSTON, MASSACHUSETTS  02109
           (617) 737-0930                                 (617) 526-6000




                           Exhibit Index is on Page 8

                        CALCULATION OF REGISTRATION FEE


                                                                PROPOSED        PROPOSED
                TITLE OF                                        MAXIMUM         MAXIMUM
               SECURITIES                       AMOUNT          OFFERING       AGGREGATE     AMOUNT OF
                 TO BE                           TO BE          PRICE PER       OFFERING   REGISTRATION
               REGISTERED                     REGISTERED (#)    SHARE ($)       PRICE ($)      FEE ($)
-------------------------------------------------------------------------------------------------------

                  1994                     126,313 shares      $ 1.14(1) $   143,966.82   $   43.64
           STOCK OPTION PLAN               101,105 shares        2.15(1)     217,375.75       65.87
              Common Stock                  55,787 shares        3.19(1)     177,960.53       53.93
           (Par Value $.001)                13,420 shares        6.95(1)      93,269.00       28.26
                                             7,591 shares        8.93(1)      67,787.63       20.54
                                            11,573 shares       15.81(2)     182,969.13       55.46

-------------------------------------------------------------------------------------------------------

                1996                         10,526 shares        8.93(1)      93,997.18       28.48
           STOCK OPTION PLAN                 40,750 shares       10.50(1)     427,875.00      129.66
           Common Stock                     179,000 shares       10.00(1)   1,790,000.00      542.42
           (Par Value $.001)                  1,500 shares       11.50(1)      17,250.00        5.23
                                             27,500 shares       11.75(1)     323,125.00       97.92
                                             12,000 shares       10.63(1)     127,560.00       38.65
                                              7,500 shares       10.88(1)      81,600.00       24.73
                                              6,500 shares        8.25(1)      53,625.00       16.25
                                            314,724 shares       15.81(2)   4,975,786.40    1,507.81

-------------------------------------------------------------------------------------------------------

       1996 STOCK OPTION PLAN FOR            30,000 shares       10.50(1)     315,000.00       95.45
         NON-EMPLOYEE DIRECTORS              10,000 shares        9.88(1)      98,800.00       29.94
              Common Stock                  110,000 shares       15.81(2)   1,739,100.00      527.00
           (Par Value $.001)

-------------------------------------------------------------------------------------------------------

             1997 EMPLOYEE                   90,000 shares       15.81(2)   1,422,900.00      431.18
          STOCK PURCHASE PLAN
              Common Stock
           (Par Value $.001)

-------------------------------------------------------------------------------------------------------

                DIRECTOR                     78,945 shares        0.76(1)      59,998.20       18.18
              AND OFFICER                   118,416 shares        1.14(1)     134,994.24       40.91
           NONSTATUTORY STOCK               956,567 shares        2.15(1)   2,056,619.00      623.22
                OPTIONS                     194,055 shares        6.95(1)   1,348,682.20      408.69
              Common Stock
           (Par Value ($.001)

-------------------------------------------------------------------------------------------------------


                 TOTAL                    2,503,772 shares                $15,908,271.84   $4,833.42
-------------------------------------------------------------------------------------------------------

(1) All such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(2) Price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, and based on the average of the high and low prices of the Registrant's Common Stock on July 18, 1997, as quoted on the Nasdaq National Market.


                                 EXPLANATORY NOTE

     This Registration Statement has been prepared in accordance with the requirements of Form S-8 and relates to the Registrant's Common Stock offered pursuant to the Company's 1994 Stock Option Plan, 1996 Stock Option Plan, 1996 Stock Option Plan for Non-Employee Directors, 1997 Employee Stock Purchase Plan and Nonstatutory Stock Options granted to directors and officers of the Registrant pursuant to agreements dated between December 15, 1993 and June 6, 1996.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I is included in documents sent or given to participants in the 1994 Stock Option Plan, 1996 Stock Option Plan, 1996 Stock Option Plan for Non-Employee Directors, 1997 Employee Stock Purchase Plan and the recipients of nonstatutory stock options granted pursuant to agreements dated December 15, 1993, May 31, 1994, October 13, 1995, December 21, 1995,
February 1, 1996, February 14, 1996, February 26, 1996, April 16, 1996, May 6,
1996 and June 6, 1996, of Nitinol Medical Technologies, Inc. (the "Registrant") pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Certain Documents by Reference.
              -----------------------------------------------

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

          (1) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains, either directly or by incorporation by reference, audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

          (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (1) above.

          (3) The description of the common stock of the Registrant, par value $.001 per share ("Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

     Item 4.  Description of Securities.
              -------------------------

              Not applicable.

     Item 5.  Interests of Named Experts and Counsel.
              --------------------------------------

              Not applicable.

     Item 6.  Indemnification.
              ---------------

     Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation provides that:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Registrant or any of its direct or indirect subsidiaries or is or was serving at the request of the Registrant as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in Paragraph C below with respect to proceedings to enforce rights to indemnification, the Registrant shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Registrant.

     B. The right to indemnification conferred in Paragraph A above shall include the right to be paid by the Registrant the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under Article NINTH or otherwise.

     C. The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B above shall be contract rights. If a claim under Paragraph A or B above is not paid in full by the Registrant within sixty days after a written claim has been received by the Registrant, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (ii) any suit by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the Registrant shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under Article NINTH or otherwise, shall be on the Registrant.

     D. The rights to indemnification and to the advancement of expenses conferred in Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Registrant's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

     F. The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

     G. Any repeal or modification of the provisions of Article NINTH shall not adversely affect any right or protection under Article NINTH of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Article TENTH of the Registrant's Amended and Restated Certificate of Incorporation provides that:

No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or
(iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while Article TENTH is in effect shall be deemed to be doing so in reliance on the provisions of Article TENTH, and neither the amendment or repeal of Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article TENTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of Article TENTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Item 7.  Exemption from Registration Claimed.
              -----------------------------------

              Not applicable.

     Item 8.  Exhibits.
              --------

          The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 9.  Undertakings.
              ------------

     1.  The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however that paragraphs (i) and (ii) do not apply if the
     --------  -------
     registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on the 21/st/ day of July, 1997.


                                    NITINOL MEDICAL TECHNOLOGIES, INC.



                                    By:    /s/ Thomas M. Tully
                                         ---------------------
                                         Thomas M. Tully
                                         President and Chief
                                         Executive Officer



                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Nitinol Medical Technologies, Inc. hereby severally constitute and appoint Thomas M. Tully, Theodore I. Pincus and Steven D. Singer, Esq., and each of them singly, our true and lawful attorneys with full power to them, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Nitinol Medical Technologies, Inc. to comply with the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                      Title
     ---------                      -----



  /s/ Thomas M. Tully       President,                        July 21, 1997
---------------------       Chief Executive Officer
Thomas M. Tully             and Director
                            (Principal Executive Officer)

/s/ Theodore I. Pincus          Executive Vice President           July 18, 1997
----------------------          and Chief Financial Officer
Theodore I. Pincus              (Principal Financial Officer
                                and Principal Accounting
                                Officer)

/s/ C. Leonard Gordon           Director                           July 14, 1997
---------------------
C. Leonard Gordon


/s/ Morris Simon, M.D.          Director                           July 21, 1997
----------------------
Morris Simon, M.D.


/s/ Michael C. Brooks           Director                           July 21, 1997
---------------------
Michael C. Brooks


/s/ R. John Fletcher            Director                           July  9, 1997
---------------------
R. John Fletcher


/s/ Jeffrey R. Jay, M.D.        Director                           July 18, 1997
------------------------
Jeffrey R. Jay, M.D.


/s/ Robert A. Van Tassel, M.D.  Director                           July 11, 1997
------------------------------
Robert A. Van Tassel, M.D.

                                     EXHIBIT INDEX
                                     -------------


Exhibit
Number  Description
------- -----------

*4.1    Amended and Restated Certificate of Incorporation

*4.2    Amended and Restated By-Laws

*4.3    Form of Common Stock Certificate

 5      Opinion of Hale and Dorr LLP

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Hale and Dorr LLP (included in Exhibit 5)

24 Power of Attorney (included on the signature page of this Registration Statement)


__________________________

* Previously filed with the Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, File No. 33-06463, which was originally filed with the Commission on June 20, 1996 and is incorporated herein by reference.